Exhibit 99.1
Bookham Announces Fourth Quarter
And Fiscal Year 2007 Financial Results
SAN JOSE, Calif., – August 2, 2007 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its fourth quarter and fiscal year ended June 30, 2007.
Revenue for the fourth quarter of fiscal 2007 was $45.1 million, compared with $45.0 million in the third quarter of fiscal 2007 and $55.0 million in the fourth quarter of fiscal 2006. Sales to Nortel and Huawei each accounted for greater than 10 percent of total fourth quarter revenue.
Under generally accepted accounting principles (GAAP), gross margin in the fourth quarter of fiscal 2007 was 16 percent compared with a GAAP gross margin of 10 percent in the third quarter of fiscal 2007 and 9 percent in the fourth quarter of fiscal 2006.
Fourth quarter fiscal 2007 GAAP net loss was $13.6 million, or a net loss of $0.17 per share. This compares with a GAAP net loss of $24.3 million, or $0.35 per share, in the third quarter of fiscal 2007 and a GAAP net loss of $27.0 million, or $0.47 per share, in the fourth quarter of fiscal 2006.
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock and option-based compensation, charges such as impairment and restructuring, litigation settlement/recovery, early debt extinguishment, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, plus the impact of taxes, net interest income/expense, depreciation and amortization, and net foreign currency translation gain/loss, to provide investors with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Fourth quarter fiscal 2007 non-GAAP net loss, which excludes non-cash stock and option-based compensation of $1.2 million, was $10.8 million, or a net loss of $0.13 per share. This compares with a non-GAAP net loss of $18.7 million, or a net loss of $0.27 per share in the third quarter of fiscal 2007, and a non-GAAP net loss of $20.9 million, or a net loss of $0.37 per share in the fourth quarter of fiscal 2006. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release and further discussion of these measures is also included later in this release.
Adjusted EBITDA in the fourth quarter of fiscal 2007, including a $2.3 million gain on sale of surplus operating assets, was negative $6.0 million. This compares with an Adjusted EBITDA of negative $14.1 million in the third quarter of fiscal 2007 and negative $13.4 million in the fourth quarter of fiscal 2006.
Cash, cash equivalents and restricted cash at the end of the fourth quarter of fiscal 2007 were $42.7 million, compared with $61.7 million at the end of the third quarter of fiscal 2007.
“In the fourth quarter, we made progress in lowering our overall cost structure, and as a result we have shown improvement in both our gross margin and Adjusted EBITDA. On the revenue side, we saw growth in several legacy products, particularly fixed wavelength 10Gb/s transmitters and receivers. Revenue from our tunable laser products was also up 60% from the previous quarter and is continuing to increase,” said Dr. Peter Bordui, chairman of the board and interim president and CEO of Bookham. “In product development, we made progress in getting our small form factor tunable transponder and 980nm submarine pump laser ready for market. We expect both products will positively impact revenue in the second half of the calendar year.”

“Three weeks ago we announced that Alain Couder will join Bookham as President and CEO, effective August 13. We believe that with his extensive international executive experience and strong operations background, Alain will be able to lead the Company in achieving sustained profitability, revenue growth, and improved shareholder value,” said Dr. Bordui.
Fiscal 2007 Financial Results
Net revenue for fiscal 2007 was $202.8 million, compared with $231.6 million in fiscal 2006. GAAP net loss for fiscal 2007 was $82.2 million, or a net loss of $1.17 per share. This compares with a GAAP net loss of $87.5 million, or a net loss of $1.87 per share in fiscal 2006.
Outlook and Guidance
“We are optimistic for the second half of the calendar year,” said Dr. Bordui. “We continue to execute on our cost reduction plans, which should further improve our overhead structure. At the same time, we are moving beyond the inventory reduction programs at several of our key customers that hurt our revenue in the first half of this calendar year. Through sales of both new and legacy products, we’re currently expecting increased revenue from our three largest customers along with continued penetration into several other tier-one accounts. Overall, we expect this will translate into continued improvements in both gross margin and Adjusted EBITDA in the second half of calendar 2007.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the first quarter of fiscal 2008, ending September 29, 2007, excluding restructuring and other non-recurring charges, the Company expects:
•	Revenue in the range of $50 million to $54 million

•	Non-GAAP gross margin of between 18 percent and 22 percent

•	Adjusted EBITDA of negative $3 million to negative $7 million
Conference Call
Bookham is scheduled to hold a conference call to discuss its fourth quarter fiscal 2007 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, dial 1-973-582-2785. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through August 9, 2007. To access the replay, dial 1-973-341-3080. The conference code for the replay is 9005455.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.

Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides non-GAAP measures of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees and directors, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees and directors under SFAS 123R – Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits related to early extinguishment of debt and amounts related to settlement of certain litigation. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-Lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.

Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Early Extinguishment of Debt
The Company has recorded an expense related to the extinguishment of its debt, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Legal Settlement/Recovery
The Company has recorded an expense related to the settlement of an on-going litigation, net of insurance recoveries, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Foreign Currency Translation Gains/Losses
The Company records gains and losses related to the translation of intercompany balances denominated in currencies other than the functional currencies of the local legal entities, the translation of certain other ending balance sheet accounts denominated in currencies other than the function currencies of the local legal entities, and contracts entered into to mitigate the exposure to these translation gains and losses. The Company excludes this item, for the purposes of calculating Adjusted EBIDTA, when it evaluates the cash usage and prospective cash usage of the Company. Management does not believe this excluded item is reflective of its ongoing operations.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2007	July 1, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,631	$37,750
Restricted cash	6,079	1,428
Accounts receivable, net	33,685	33,779
Inventories	52,114	53,860
Current deferred tax asset	—	348
Prepaid expenses and other current assets	9,121	11,436

Total current assets	137,630	138,601
Long-term restricted cash	—	4,119
Goodwill	7,881	8,881
Other intangible assets, net	11,766	19,667
Property and equipment, net	33,707	52,163
Non-current deferred tax asset	19,197	12,911
Other assets	294	455

Total assets	$210,475	$236,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,101	$26,143
Current loan payable	3,812	—
Current deferred tax liability	19,197	12,911
Accrued expenses and other liabilities	22,704	37,337

Total current liabilities	66,814	76,391
Non-current deferred tax liability	—	348
Other long-term liabilities	1,908	4,989
Deferred gain on sale leaseback	20,786	19,928

Total liabilities	89,508	101,656

Stockholders’ equity:
Commmon stock	832	580
Additional paid-in capital	1,114,391	1,053,626
Accumulated other comprehensive income	42,444	35,460
Accumulated deficit	(1,036,700)	(954,525)

Total stockholders’ equity	120,967	135,141

Total liabilities and stockholders’ equity	$210,475	$236,797

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2007	March 31, 2007

Net revenues	$45,106	$44,989
Cost of revenues	37,733	40,707

Gross profit	7,373	4,282

Operating expenses:
Research and development	9,154	10,853
Selling, general and administrative	10,837	12,043
Amortization of intangibles	1,956	2,170
Restructuring charges	1,872	4,273
(Recovery)/impairment of long-lived assets	(280)	—
Loss (gain) on sale of property and equipment and other assets	(2,185)	6

Total operating expenses	21,354	29,345

Operating loss	(13,981)	(25,063)
Other income/(expense), net	389	777

Loss before income taxes	(13,592)	(24,286)
Income tax (provision)/benefit	(22)	(37)

Net loss	$(13,614)	$(24,323)

Basic and diluted loss per share:
Net loss per share	$(0.17)	$(0.35)

Weighted average shares of common stock outstanding (basic and diluted)	82,454	70,077

Stock based compensation included in the following:
Cost of sales	$249	$478
Research and development	376	260
Selling, general and administrative	603	557

Total	$1,228	$1,295

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2007		March 31, 2007
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA

GAAP net loss	$(13,614)	$(13,614)	$(24,323)	$(24,323)
Stock compensation	1,228	1,228	1,295	1,295

Pro forma	(12,386)	(12,386)	(23,028)	(23,028)

Adjustments:
Depreciation expense	—	3,190	—	3,279
Amortization expense	—	1,956	—	2,170
Income tax provision, net	22	22	37	37
Interest income, net	—	(237)	—	(142)
(Recovery)/impairment of long-lived assets	(280)	(280)	—	0
Foreign currency losses, net	—	(152)	—	(664)
Restructuring charges	1,872	1,872	4,273	4,273

Non-GAAP measures	$(10,772)	$(6,015)	$(18,718)	$(14,075)

Non-GAAP measures per share (basic and diluted)	$(0.13)	$(0.07)	$(0.27)	$(0.20)

Weighted average shares of common stock outstanding (basic and diluted)	82,454	82,454	70,077	70,077